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                                                                    EXHIBIT 99.2



FOR IMMEDIATE RELEASE

CONTACT: GENERAL HOST                       THE CYPRESS GROUP
         ROBERT LOVEJOY                     OWEN BLICKSILVER
         313-366-8400                       212-303-7603


                        GENERAL HOST AGREES TO $5.50 PER SHARE
                          ACQUISITION BY THE CYPRESS GROUP

STAMFORD, CT, NOVEMBER 24, 1997 -- General Host Corporation (NYSE: GH) announced today it had signed a definitive agreement to be acquired by The Cypress Group, a New York-based private investment fund, in an all-cash transaction valued at approximately $320 million, including expenses and the assumption of debt.

Under the terms of the transaction, a corporation formed by Cypress will make a cash offer to purchase all of the common stock outstanding for $5.50 a share, a 60% premium over General Host's closing stock price on Friday, November 21. The tender offer is scheduled to commence this week. Following the tender offer, Cypress will acquire any remaining shares through a merger in which the remaining shares (and any in-the-money options) would be cashed out at $5.50 per share.

The Board of Directors of General Host has unanimously approved the merger agreement and has recommended that shareholders tender their shares in the offer. Harris J. Ashton, Chairman and CEO of General Host and the holder of approximately 6% of the shares, has agreed to tender his shares in the offer. The remainder of the company's management and Board, who together hold approximately 5% of the outstanding common stock, have indicated that they intend to tender their shares.

General Host Corporation is the operator of Frank's Nursery & Crafts, Inc., Detroit, the nation's largest chain of specialty retail stores devoted to the sale of lawn and garden products, crafts, Christmas merchandise and pet food and supplies -- including more than 200 different proprietary lawn and garden products. The company operates 258 stores in 15 states, mostly in the East and Midwest, and had 1996 revenues in excess of $530 million.

                                        -more-


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Following the tender offer closing, which is expected to occur by year end, the company will operate solely under the Frank's Nursery & Crafts name and the corporate headquarters will move from Stamford, CT, to Detroit.

Joseph R. Baczko, 52, will be named Chairman, President and CEO of the company, replacing Mr. Ashton who will retire in 1998.

Cypress will be acquiring General Host entirely with cash provided by its funds, and will put a new financing facility into place at the company in order to refinance existing debt and to provide additional liquidity to the company. The Chase Manhattan Bank, Chase Securities Inc. and Goldman Sachs Credit Partners L.P. have delivered a commitment letter to Cypress agreeing to provide the financing facility, which will be made available simultaneously with the closing of the stock tender offer.

The merger agreement provides that the company will commence a tender offer and consent solicitation for its 11-1/2% Senior Notes at the same time as the stock tender offer in order to permit the financing facility and increase operating flexibility. The two tender offers are expected to close together.

The stock tender offer will be subject to a number of conditions, including the tender of two-thirds of General Host's common stock, the expiration of the Hart-Scott-Rodino waiting period, and the simultaneous closing of the debt tender offer. The debt tender offer will be conditioned upon, among other things, the receipt of tenders and consents for a majority of the senior notes, the consummation of the financing and the simultaneous closing of the stock tender offer.

Following the consummation of the tender offers, Cypress currently expects that General Host will redeem any remaining senior notes and all of its 8% convertible subordinated notes. It is anticipated that such redemption would take place on or after February 16, 1998.

"Frank's provides us with a unique opportunity to participate in the Lawn & Garden market where we expect to experience significant growth," said David Spalding, Vice Chairman of The Cypress Group. "Our strategy is to increase the capital in the business to enable it to grow, renovate and refurbish Frank's 258 existing stores, strengthen the Company's core nursery products and services, and expand the chain with a store opening program in present and new markets over the next three years."

                                        -more-

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"Since they first approached us, Cypress has been very supportive of our company and thus we are pleased to have reached this agreement with them, which represents a premium for our shareholders," Mr. Ashton said.

Joe Baczko is an acknowledged and highly respected retailing executive. In the early 1990s, he was President and Chief Operating Officer of Blockbuster Entertainment, during a period of significant domestic and international growth for that Company. From 1983 to 1990, Mr. Baczko, responsible for the start-up of Toys R Us' international operations, served as President of that Company's International Division. Prior to that, Mr. Baczko was CEO of Max Factor's European operations and also held executive positions with W.R. Grace & Co. For the past four years, Mr. Baczko has served as a private investor and consultant in the specialty retailing, services and consumer goods areas.

Credit Suisse First Boston Corporation acted as financial advisor to General Host in connection with the transaction.

The Cypress Group manages a private equity fund which closed in February 1996 with more than $1 billion in commitments. Cypress invests in privately negotiated transactions, targeting established operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark USA, Inc., Amtrol Inc., Scotsman Holdings, as well as The Multicare Companies, via a new joint venture company called Genesis ElderCare Corp. The Cypress Group, based in New York City, is headed by its four partners, James A. Stern, Jeffrey P. Hughes, James L. (Jamie) Singleton and David P. Spalding.

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